Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-136355 and Form S-8 No. 333-122609) pertaining to the Emtec, Inc 2006 Stock-Based Incentive Compensation Plan and to the Emtec, Inc. 1996 Stock Option Plan of our report dated December 2, 2005, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of Emtec, Inc. for year ended August 31, 2005, included in this Annual Report (Form 10-K) for the year ended August 31, 2007.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
November 27, 2007